Exhibit 23

              CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33- 59277 and 33-21903) of United Television, Inc. of our report dated February 10, 1998 which appears on page 19 of the 1997 Annual Report to Shareholders of United Television, Inc., which is incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 21 of such Annual Report on Form 10-K.

PRICE WATERHOUSE LLP

Century City, California
March 25, 1998